Exhibit 99.2
DEI Holdings Reports 48% Improvement in Operating
Income for Third Quarter 2008
•	Operating income improves 48% to $7.7 million

•	EPS increases to $0.04 profit from ($0.05) loss

•	Operating expenses decrease $3 million or 12%

•	Company announces decision to exit satellite radio
VISTA, California (November 5, 2008) – DEI Holdings, Inc. (Nasdaq: DEIX) announced today financial results for the third quarter and nine months ended September 30, 2008.
Third Quarter 2008 Financial Highlights Compared with Same Period Last Year:
•	Achieved pro forma net sales of $76.7 million, down 9% from $84.5 million; GAAP net sales were $61.8 million for the third quarter of 2008

•	Gross margin improved by 12 percentage points from 35% to 47%

•	Operating expenses decreased $3 million from $24.3 to $21.3 million, a 12% improvement

•	Operating income increased 48% from $5.2 to $7.7 million

•	Net income was $1.1 million compared with a loss of ($1.3) million

•	Adjusted EBITDA totaled $10.7 million compared with $8.3 million, a 29% improvement

•	Reported EPS of $0.04 per share, compared with a loss of ($0.05) per share
Balance Sheet Highlights:
•	Ended the quarter with cash balance of $9.1 million and undrawn available revolver of $50.0 million

•	Debt balance decreased by $51 million year-over-year, a 17% improvement

•	Company is in full compliance with all of its debt covenants with debt-to-EBITDA leverage ratio at 4.38x at the end of the quarter, meaningfully lower than the 5.25x covenant requirement

•	Lower third quarter debt-to-EBITDA ratio triggers fourth quarter 50 basis point interest rate reduction, an improvement to LIBOR +350
Recent Operating and Restructuring Highlights:
•	Previously announced restructuring plan on track to achieve $5 million in annualized cost savings

•	Launched company-wide supply chain cost reduction initiative and other rightsizing initiatives that are expected to result in additional cost savings in 2009

•	Entered into an agreement with SIRUS XM RADIO outlining key terms for winding down this business by January 31, 2009, the expiration date of the current distribution agreement
“We are pleased with our overall financial performance during the third quarter as we continued to make improvements in many controllable aspects of our business,” commented James E. Minarik, DEI Holdings’ President and Chief Executive Officer.

“Even though our top line performance was negatively impacted by the challenging consumer environment, our improved operating efficiencies and financial discipline enabled us to achieve higher operating income and profitability compared to this period last year, resulting in trailing twelve month adjusted EBITDA of $59 million.”
“While it is never an easy decision to exit any market, there are a number of factors that made exiting the satellite radio business the only logical choice for us. These factors include a dramatic drop in demand for aftermarket satellite radio, increasing warranty returns and decreasing margins that we and our customers have experienced throughout 2007 and 2008 on satellite radio products, and the large working capital commitment required for this relatively low margin business. Exiting this business will allow us to return 100% of our focus in 2009 to improving the experience we deliver to our customers and growing our highly profitable security and entertainment businesses.”
Kevin Duffy, DEI Holdings’ CFO, commented, “Exiting the satellite radio business will not only allow us to focus on our core business, but also increase our ability to pay down debt by recovering the $20 to $25 million of working capital we have committed to this business. Additionally, we are pleased with the terms of our wind-down agreement, as SIRIUS XM or their new partner will be purchasing substantially all of our remaining satellite radio inventory in the first quarter of 2009. They will also be taking full responsibility for all future product returns and warranty costs after January 31, 2009, regardless of when the product was sold.”
Mr. Duffy continued, “Looking at the fourth quarter and into 2009, we anticipate that purchases of consumer electronics products will continue to decline significantly. As a result, we are taking every practical action to optimize our sales while preserving our margins. In addition, considering the realities of selling into this uncertain market, as well as our planned exit from the satellite radio receiver business next year, we plan to continue rightsizing our facilities and other overhead in all divisions of the company. Combined with the restructuring initiatives we have already implemented, we are confident that we are as well positioned as possible from an operational perspective to weather the current environment.”
Third Quarter 2008 Results
As a reminder, prior to January 1, 2008, the company accounted for sales of SIRIUS XM-related hardware products on a gross basis. The November 2007 amendment to the company’s agreement with SIRIUS XM significantly reduced the company’s risks in this business. Consequently, in accordance with EITF 99-19, satellite radio revenues are now reported on a net basis calculated as gross amounts billed to customers less (i) amounts paid to suppliers, (ii) rebates and discounts, and (iii) other direct costs. The change in the application of the company’s accounting policy did not affect reported gross profit, operating income, or net income. In the first quarter of 2008, the company also began providing gross margins by product category.
Sales
Pro forma net sales in the third quarter of 2008 totaled $76.7 million compared with $84.5 million in the third quarter of 2007, a 9% reduction. With the previously mentioned change in the satellite radio sales reporting method, the company’s GAAP net sales were $61.8 million in the third quarter of 2008 compared with $84.5 million in the third quarter of 2007.

Gross Margins
For the third quarter of 2008, gross margins were 46.9% compared with 35.0% for the third quarter of 2007, a 12% margin increase. The increase is attributable to the change in accounting for the company’s satellite radio products to a net basis as described above, as well as improvements in the company’s security and entertainment and satellite radio margins.
Operating Expenses
Operating expenses decreased $3.0 million, or 12.3%, to $21.3 million in the third quarter of 2008 compared with $24.3 million in the third quarter of 2007 due to a decrease in headcount, marketing and travel expenses, audit and tax compliance fees, and fixed asset write-offs. These decreases were partially offset by $0.6 million in restructuring charges related to workforce rightsizing initiatives as well as higher fuel prices.
Interest Expense
Net interest expense decreased $1.0 million, or 14.9%, to $5.7 million in the third quarter of 2008 compared with $6.7 million in the third quarter of 2007. The decrease was primarily due to lower levels of outstanding debt on the company’s senior credit facility in the third quarter of 2008. The company’s total debt decreased 16.6%, from $309.9 million as of September 30, 2007 to $258.6 million as of September 30, 2008.
Income
Operating income increased $2.5 million, or 48.1%, to $7.7 million in the third quarter of 2008 compared with $5.2 million in the third quarter of 2007.
Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization), which includes adjustments as defined by the company’s lending agreement, increased 29% to $10.7 million in the third quarter of 2008 compared with $8.3 million in the third quarter of 2007. A quantitative reconciliation from the company’s GAAP results to its pro forma and adjusted results is provided in the accompanying tables.
The company’s net income for the third quarter of 2008 was $1.1 million, or $0.04 per diluted share, compared with a net loss of ($1.3) million, or ($0.05) per diluted share, for the third quarter of 2007.
Third Quarter Product Category Results
The following table provides pro forma sales and margins on a product category basis for the third quarter of 2008 compared with the third quarter of 2007. The following pro forma financial results are reconciled to GAAP results in the accompanying tables.

	Security & Entertainment		Satellite Radio		Total
	Qtr Ended	Qtr Ended	Qtr Ended	Qtr Ended	Qtr Ended	Qtr Ended
	9/30/2008	9/30/2007	9/30/2008	9/30/2007	9/30/2008	9/30/2007
Pro Forma Results:
Net Product Sales	$58,753	$65,998	$17,132	$17,463	$75,885	$83,461
Royalty & Other	821	873	17	156	838	1,029

Net Sales	$59,574	$66,871	$17,149	$17,619	$76,723	$84,490

Cost of Sales	32,846	37,668	14,879	17,234	47,725	54,902

Gross Profit	$26,728	$29,203	$2,270	$385	$28,998	$29,588
% Margin	44.9%	43.7%	13.2%	2.2%	37.8%	35.0%
Security & Entertainment
Security and entertainment product sales, net of rebates, decreased $7.2 million, or 11.0%, to $58.8 million in the third quarter of 2008 compared with $66.0 million in the third quarter of 2007. Strong sales of Polk Audio products to Best Buy were more than offset by overall consumer weakness in many regions of the United States.
Gross profit margin on security and entertainment products increased to 44.9% in the third quarter of 2008 compared with 43.7% in the third quarter of 2007. The gross margin rate increase was primarily attributable to lower warranty returns costs and strategic price increases during 2008.
Satellite Radio
Satellite radio pro forma product sales, net of rebates and sales returns, for the third quarter of 2008 totaled $17.1 million, a 2.3% decrease compared with $17.5 million for the third quarter of 2007. Satellite radio pro forma gross product sales decreased 34% during the third quarter of 2008 compared with the third quarter of 2007. This decrease is partially attributable to a company-initiated plan that reduced sales to Sirius.com, as these sales carried lower than average margins and required high working capital. Satellite radio sales also decreased to other major retailers as consumer demand for aftermarket satellite radio was lower in the third quarter of 2008 compared with the third quarter 2007.
With the implementation of the previously mentioned net reporting accounting policy, GAAP satellite radio sales, net of $14.9 million in direct costs, totaled $2.3 million for the third quarter of 2008.
On a pro forma basis, gross profit margin on satellite radio sales increased from 2.2% in the third quarter of 2007 to 13.2% in the third quarter of 2008. The increase in our margin was primarily attributable to an improvement in the company’s warranty and sales returns experience.
Balance Sheet and Cash Flows
The company generated $17.6 million of operating cash flow for the first nine months of 2008 and ended the quarter with $9.1 million in cash and an undrawn revolver of $50.0 million. At the end of the third quarter of 2008, total debt was $258.6 million, a decrease of $51.3 million, or 16.6%, compared with total debt of $309.9 million as of September 30, 2007, which included $7.0 million drawn on the revolver.
Conference Call and Webcast
DEI Holdings will host a conference call and webcast to discuss its financial results today at 5:00 p.m. Eastern Time. The conference call may include forward-looking statements. This call will be webcast live on the Investor Relations section of the company’s website at http://www.deiholdings.com and will be archived and available for replay approximately three hours after the live event. The audio replay will be available through 11:59 p.m., November 19, 2008. The company’s financial results are also available online at http://www.deiholdings.com.
To participate in the conference call, investors should dial 800-762-8795 ten minutes prior to the call. International callers should dial 480-629-9031. A telephone replay of the call will be available through 11:59 p.m. Eastern Time on November 19, 2008 by calling 800-406-7325 (passcode: 3933006). International callers should dial 303-590-3030 and use the same passcode.
About DEI Holdings
Headquartered in Southern California, DEI Holdings, Inc. is the parent company of some of the most respected brands in the consumer electronics industry. DEI Holdings is the largest designer and marketer in North America of premium home theater loudspeakers (sold under the Polk Audio® and Definitive Technology® brand names), and consumer-branded vehicle security and remote start systems (sold under the Viper®, Clifford®, Python®, Autostart® and other brand names). DEI Holdings is also a supplier of mobile audio sold principally under both the Polk Audio and Orion brand names. DEI Holdings markets its broad portfolio of products through many channels including leading national retailers and specialty chains throughout North America and around the world. Founded in 1982, the company has operations in California, Maryland, Canada, Europe, and Asia. For more information, please visit http://www.deiholdings.com.
Forward-Looking Statements
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate,” and similar words, although some may be expressed differently. Forward-looking statements in this release include, but are not limited to, statements as to expected savings from the company’s restructuring initiatives and the company’s ability to recover working capital and pay down debt. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of DEI Holdings to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include competition in the consumer electronics industry, development of new products and changing demand of customers, reliance on certain key customers, adverse developments affecting SIRIUS XM Satellite Radio, decline in consumer spending, reliance on certain manufacturers and their ability to maintain satisfactory delivery schedules, disruption in supply chain, shortages of components and materials, economic risks associated with changes in social, political, regulatory, and economic conditions in the countries where the company’s products are manufactured, quality installation of products by customers, significant product returns or product liability claims, compliance with various state and local regulations, risks with international operations, impairment of goodwill and intangible assets, claims related to intellectual property, ability to service debt obligations, restrictive terms of the company’s senior secured credit facility, vulnerability to increases in interest rates, disruption in distribution centers, ability to raise additional capital if needed, dependence on senior management, ability to realize on investments made in the business, and integration of acquired businesses. Certain of these factors, as well as various additional factors, are discussed from time to time in the reports filed by DEI Holdings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2007. DEI Holdings disclaims any intent or obligation to update these forward-looking statements.
Contacts:
Kevin Duffy
Chief Financial Officer
Phone: (760) 598-6200
John Mills
Integrated Corporate Relations
Phone: (310) 954-1100

DEI HOLDINGS, INC.
Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	GAAP		Pro Forma
	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended
	9/30/2008	9/30/2007	9/30/2008	9/30/2007
Sales:
Security and entertainment product sales, net	$58,753	$65,998	$58,753	$65,998
Satellite radio product sales, net	2,253	17,463	17,132	17,463

Net product sales	61,006	83,461	75,885	83,461
Royalty and other revenue	838	1,029	838	1,029

Net Sales	61,844	84,490	76,723	84,490

Cost of sales:
Cost of security and entertainment sales	32,846	37,668	32,846	37,668
Cost of satellite radio sales	—	17,234	14,879	17,234

Total cost of sales	32,846	54,902	47,725	54,902

Gross profit	28,998	29,588	28,998	29,588

Operating expenses:
Selling, general and administrative	21,346	24,339	21,346	24,339
Provision for litigation	—	—	—	—

Total operating expenses	21,346	24,339	21,346	24,339

Income from operations	7,652	5,249	7,652	5,249

Other income (expense):
Interest expense, net	(5,713)	(6,659)	(5,713)	(6,659)

Income before provision for income taxes	1,939	(1,410)	1,939	(1,410)

Provision for (benefit from) income taxes	845	(158)	845	(158)

Net income	$1,094	$(1,252)	$1,094	$(1,252)

Net income per common share:
Basic	$0.04	$(0.05)	$0.04	$(0.05)
Diluted	$0.04	$(0.05)	$0.04	$(0.05)

Weighted average number of shares:
Basic	25,803	25,904	25,803	25,904
Diluted	25,812	25,904	25,812	25,904
This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific revenue, costs and expenses that the company believes are not indicative of core operating results. Additionally, in accordance with GAAP, beginning in the first quarter of 2008, the company reported satellite radio sales on a net basis, but has not recast prior period satellite radio sales as the change in presentation is not considered a change in accounting principle but is the application of the same principle to different facts and circumstances. For comparison and discussion purposes, the company provides sales and cost information on a gross basis. Although not in accordance with GAAP, the company believes this information is informative as to the level of its satellite radio business, provides increased transparency, and presents satellite radio sales on a basis comparable to prior periods and to security and entertainment sales. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliations set forth below are provided in accordance with Regulation G and reconcile the pro forma financial measures with the most directly comparable GAAP-based financial measures.

DEI HOLDINGS. INC.
Reconciliation of GAAP to Pro Forma Net Sales, Cost of Sales, and Gross Profit
(unaudited, in thousands)

	As Reported	Reclassification	Pro Forma	As Reported
	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended
	9/30/2008	9/30/2008	9/30/2008	9/30/2007
Sales:
Security and entertainment product sales, net	$58,753	$—	$58,753	$65,998
Satellite radio product sales, net	2,253	14,879	17,132	17,463

Net product sales	61,006	14,879	75,885	83,461

Royalty and other revenue related to S&E products	821	—	821	873
Other revenues related to satellite radio products	17	—	17	156

Royalty and other revenue	838	—	838	1,029

Net Sales	61,844	14,879	76,723	84,490

Cost of sales:
Cost of security and entertainment sales	32,846	—	32,846	37,668
Cost of satellite radio sales	—	14,879	14,879	17,234

Total cost of sales	32,846	14,879	47,725	54,902

S&E gross profit, including royalty and other revenue	26,728	—	26,728	29,203
Satellite radio gross profit, including other revenue	2,270	—	2,270	385

Consolidated gross profit	$28,998	$—	$28,998	$29,588

Security and entertainment gross profit margin	44.9%		44.9%	43.7%
Satellite radio gross profit margin	n/a		13.2%	2.2%
Consolidated gross profit margin	46.9%		37.8%	35.0%
DEI HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Note 1)
(unaudited, in thousands)

	Quarter	Quarter
	Ended	Ended
	9/30/2008	9/30/2007
Net income (loss)	$1,094	$(1,252)
Adjustments:
Interest expense, net	5,713	6,659
Depreciation	928	662
Amortization	1,640	1,818
Taxes	845	(158)

EBITDA (Note 1)	$10,220	$7,729

Non-cash stock-based compensation	305	242
Other	126	333

Adjusted EBITDA (Note 1)	$10,651	$8,304

Note 1: EBITDA (earnings before interest, income taxes, depreciation, and amortization, including goodwill and intangible asset impairment) is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company’s ability to service or incur indebtedness. Adjusted EBITDA is presented as it includes other adjustments permitted under the company’s lending agreement for covenant calculations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth above is provided in accordance with Regulation G and reconciles EBITDA and adjusted EBITDA with the most directly comparable GAAP-based financial measure. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

DEI HOLDINGS, INC.
Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	GAAP		Pro Forma
	YTD	YTD	YTD	YTD
	9/30/2008	9/30/2007	9/30/2008	9/30/2007
Sales:
Security and entertainment product sales, net	$166,759	$185,292	$166,759	$185,292
Satellite radio product sales, net	9,511	60,637	55,423	60,637

Net product sales	176,270	245,929	222,182	245,929
Royalty and other revenue	4,995	3,224	4,995	3,224

Net Sales	181,265	249,153	227,177	249,153

Cost of sales:
Cost of security and entertainment sales	91,321	105,015	91,321	104,073
Cost of satellite radio sales	—	54,537	45,912	54,537

Total cost of sales	91,321	159,552	137,233	158,610

Gross profit	89,944	89,601	89,944	90,543

Operating expenses:
Selling, general and administrative	69,724	69,338	69,724	69,338
Provision for litigation	—	5,074	—	(420)

Total operating expenses	69,724	74,412	69,724	68,918

Income from operations	20,220	15,189	20,220	21,625

Other income (expense):
Interest expense, net	(17,952)	(20,352)	(17,952)	(20,352)

Income (loss) before provision for income taxes	2,268	(5,163)	2,268	1,273

Provision for (benefit from) income taxes	1,757	(1,154)	1,757	1,324

Net income (loss)	$511	$(4,009)	$511	$(51)

Net income (loss) per common share:
Basic	$0.02	$(0.15)	$0.02	$(0.00)
Diluted	$0.02	$(0.15)	$0.02	$(0.00)

Weighted average number of shares:
Basic	25,830	25,929	25,830	25,929
Diluted	25,845	25,929	25,845	25,929

DEI HOLDINGS, INC.
Pro Forma Sales and Margins by Product Category
(unaudited, in thousands)

	Security & Entertainment		Satellite Radio		Total
	YTD	YTD	YTD	YTD	YTD	YTD
	9/30/2008	9/30/2007	9/30/2008	9/30/2007	9/30/2008	9/30/2007
Pro Forma Results:
Net Product Sales	$166,759	$185,292	$55,423	$60,637	$222,182	$245,929
Royalty & Other	4,861	2,917	134	307	4,995	3,224

Net Sales	$171,620	$188,209	$55,557	$60,944	$227,177	$249,153

Cost of Sales	91,321	105,015	45,912	54,537	137,233	159,552

Gross Profit	$80,299	$83,194	$9,645	$6,407	$89,944	$89,601
% Margin	46.8%	44.2%	17.4%	10.5%	39.6%	36.0%
This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific revenue, costs and expenses that the company believes are not indicative of core operating results. Additionally, in accordance with GAAP, beginning in the first quarter of 2008, the company reported satellite radio sales on a net basis, but has not recast prior period satellite radio sales as the change in presentation is not considered a change in accounting principle but is the application of the same principle to different facts and circumstances. For comparison and discussion purposes, the company provides sales and cost information on a gross basis. Although not in accordance with GAAP, the company believes this information is informative as to the level of its satellite radio business, provides increased transparency, and presents satellite radio sales on a basis comparable to prior periods and to security and entertainment sales. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliations set forth below are provided in accordance with Regulation G and reconcile the pro forma financial measures with the most directly comparable GAAP-based financial measures.
DEI HOLDINGS, INC.
Reconciliation of GAAP to Pro Forma Net Sales, Cost of Sales, and Gross Profit
(unaudited, in thousands)

	As Reported	Reclassification	Pro Forma	As Reported
	YTD	YTD	YTD	YTD
	9/30/2008	9/30/2008	9/30/2008	9/30/2007
Sales:
Security and entertainment product sales, net	$166,759	$—	$166,759	$185,292
Satellite radio product sales, net	9,511	45,912	55,423	60,637

Net product sales	176,270	45,912	222,182	245,929

Royalty and other revenue related to S&E products	4,861	—	4,861	2,917
Other revenues related to satellite radio products	134	—	134	307

Royalty and other revenue	4,995	—	4,995	3,224

Net Sales	181,265	45,912	227,177	249,153

Cost of sales:
Cost of security and entertainment sales	91,321	—	91,321	105,015
Cost of satellite radio sales	—	45,912	45,912	54,537

Total cost of sales	91,321	45,912	137,233	159,552

S&E gross profit, including royalty and other revenue	80,299	—	80,299	83,194
Satellite radio gross profit, including other revenue	9,645	—	9,645	6,407

Consolidated gross profit	$89,944	$—	$89,944	$89,601

Security and entertainment gross profit margin	46.8%		46.8%	44.2%
Satellite radio gross profit margin	n/a		17.4%	10.5%
Consolidated gross profit margin	49.6%		39.6%	36.0%

DEI HOLDINGS, INC.
Reconciliation of GAAP to Pro Forma Net Income (Loss)
(unaudited, in thousands, except per share amounts)

	YTD	YTD
	9/30/2008	9/30/2007
GAAP net income (loss)	$511	$(4,009)
Adjustments:
Gross profit reduction from purchase accounting	—	942
Patent litigation costs	—	5,494
Tax effects of adjustments	—	(2,478)

Pro forma net income (loss)	$511	$(51)

GAAP net income (loss) per common share, diluted	$0.02	$(0.15)
Pro forma net income (loss) per common share, diluted	$0.02	$(0.00)

Diluted weighted average number of shares (GAAP and pro forma)	25,830	25,929
DEI HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Pro Forma and Adjusted EBITDA (Note 1)
(unaudited, in thousands)

	YTD	YTD
	9/30/2008	9/30/2007
Net income (loss)	$511	$(4,009)
Adjustments:
Interest expense, net	17,952	20,352
Depreciation	2,363	1,916
Amortization	4,930	5,231
Taxes	1,757	(1,154)

EBITDA (Note 1)	$27,513	$22,336

Gross profit reduction from purchase accounting	—	942
Patent litigation costs	—	5,494

Pro forma EBITDA (Note 1)	$27,513	$28,772

Non-cash stock-based compensation	935	657
Other	1,447	227

Adjusted EBITDA (Note 1)	$29,895	$29,656

Note 1: EBITDA (earnings before interest, income taxes, depreciation, and amortization, including goodwill and intangible asset impairment) is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company’s ability to service or incur indebtedness. The company presents pro forma EBITDA as it believes that pro forma results provide useful information to both management and investors by excluding specific revenue, costs and expenses that the company believes are not indicative of core operating results. Adjusted EBITDA is presented as it includes other adjustments permitted under the company’s lending agreement for covenant calculations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth above is provided in accordance with Regulation G and reconciles EBITDA, pro forma EBITDA, and adjusted EBITDA with the most directly comparable GAAP-based financial measure. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

DEI HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2008	2007
ASSETS

Cash and cash equivalents	$9,052	$4,760
Accounts receivable, net	58,679	77,366
Inventories	79,109	64,219
Other current assets	16,267	22,936

Total current assets	163,107	169,281

Property and equipment, net	7,473	7,353
Intangible assets, net	151,736	157,265
Other assets	7,001	6,535

Total assets	$329,317	$340,434

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Accounts payable	$48,636	$44,814
Accrued expenses	22,738	28,527
Current portion of notes payable	667	2,669

Total current liabilities	72,041	76,010

Revolving loan	—	4,000
Senior notes, less current portion	257,924	260,257
Deferred tax liability	10,114	8,864
Other liabilities	3,284	5,201

Total liabilities	343,363	354,332

Shareholders’ equity (deficit)	(14,046)	(13,898)

Total liabilities and shareholders’ equity (deficit)	$329,317	$340,434